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                                                                   Exhibit 10.13

                        UNDERWRITING MANAGEMENT AGREEMENT

          This Agreement is entered into effective as of June 1, 2003, by and between CAPITOL INDEMNITY CORPORATION (hereinafter called the "Company"), and DARWIN PROFESSIONAL UNDERWRITERS INC. (hereinafter called the "Manager").

          WHEREAS, the Manager intends to develop, produce and market the insurance business specified in Appendix I, Insurance Business (hereinafter called the "Business") and desires to underwrite, administer and market the Business on behalf of the Company; and

          WHEREAS, the Company wishes that the Manager underwrite, administer and market the Business;

          NOW, THEREFORE, in consideration of the promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed that:

SECTION 1 - APPOINTMENT AND AUTHORITY

1.0 The Company hereby appoints the Manager as its exclusive agent for writing the Business, except the Company may write the Business with an agent other than Darwin, without violating the exclusivity provision of this Section 1.0, in the event Company requests that the Manager act as agent for a given account or program and the Manager declines Company's request. Notwithstanding the foregoing, (i) in the event that Alleghany Corporation or any of its subsidiaries acquires an insurer which is engaged in one or more lines of Business but is not licensed in one or more jurisdictions in which the Company is licensed, the Company may as an accommodation issue policies with respect to such lines of Business at the request of that insurer for a period of no more than six months following such acquisition without violating the exclusivity provisions of this Section 1.0 and (ii) the Company may issue surety products, policies to and in connection with the Company's property and casualty accounts and programs in place at June 1, 2003 and coverages incidental to or in conjunction with commercial package policies, without violating the exclusivity provisions of this
     Section 1.0.

1.1 In conducting the Business, the Manager is responsible for and is authorized to:

     a.   Solicit and evaluate applications;

     b. Subject to Appendix II, Underwriting Guidelines (the "Underwriting Guidelines"), determine the underwriting acceptability of risks and rate, quote, negotiate, bind, manuscript, issue, adjust, renew and deliver policies, assumed facultative and treaty reinsurance agreements, endorsements, certificates and binders with respect to the Business (hereinafter called the "Contracts");

     c. Bill, collect and remit to the Company all premiums for the Contracts and keep the necessary records to support each transaction in accordance with the

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          guidelines specified in Appendix III, Accounting and Records (the
          "Accounting and Records Guidelines");

     d. Retain, out of premiums collected, expense reimbursement subject to the terms specified in Appendix IV, Payments;

     e. In accordance with the laws of the applicable jurisdiction, effect cancellation, nonrenewal or rescission of Contracts on any risk bound by the Manager for nonpayment of premium or other causes as the Manager may deem to be in the interests of the Company or as directed by the Company. No provision of this Agreement shall be deemed to restrict the Company's rights to cancel or not renew any policy of insurance subject to the applicable laws and regulations concerning the cancellation and nonrenewal of insurance policies;

     f. Report claims to the Company and administer, settle and maintain records of claims in accordance with the claims guidelines provided in Appendix V, Claims (the "Claims Guidelines"); and

     g. Accept proposals of insurance and assumed reinsurance from agents, brokers or solicitors (hereinafter called "Subproducers") and determine the amount of compensation payable to such Subproducers. The Manager agrees that any compensation payable to a Subproducer will be its sole responsibility and the Company shall have no liability for any such compensation unless otherwise agreed to in writing by the Company and the Manager and, further, that no Subproducer shall be appointed or considered as agent of the Company without the Company's prior written consent thereto. The Manager shall be solely responsible for confirming that all Subproducers approved by the Company possess all licenses and appointments required under applicable law.

SECTION 2 - LIMITATIONS OF AUTHORITY

2.0  The Manager shall not accept proposals or bind the Company for insurance
     (i) on risks not included in the types of insurance specified in Appendix I, Insurance Business, (ii) on risks deemed unacceptable, as specified in the Underwriting Guidelines, and (iii) as the Company may direct in writing from time to time. The Manager shall have no authority to bind the Company to any ceding reinsurance agreements.

2.1 Except for use of either party's name in correspondence in the ordinary course of business, neither party shall use the other party's name, logo or marks in any advertisement, sales or promotional materials without providing notice thereof to the other party before or within 10 days of such use. Neither party shall continue such use upon receipt of an objection thereto by the other party, such objection not to be unreasonably made.

2.2 The Manager shall not institute legal proceedings on behalf of the Company except (i) for collection of premium, (ii) as may be specified in the Claims Guidelines or (iii) as otherwise agreed by the Company and the Manager.


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2.3  With respect to the insurance functions performed for the Company by the
     Manager, it is specifically recognized that the relationship between the Manager and the Company shall be that of an authorized agent acting on behalf of a principal. In all other respects, however, the Manager shall conduct its business as an independent contractor.

2.4 The Manager shall not authorize any other person or entity to exercise any of the Manager's underwriting authority specified herein without the prior written consent of the Company.

SECTION 3 - OWNERSHIP AND CONTROL OF PROPRIETARY INFORMATION

3.0 As used herein, "Proprietary Information" means all intellectual property rights, copyrights, trademarks, trade names, trade secrets and all underwriting and marketing materials originated or substantially developed by the Manager or the Company relating to the Business including, but not limited to, underwriting manuals, applications, Contract forms, advertisements, brochures, newsletters, loss prevention materials and marketing logos. The Company and the Manager both acknowledge that Proprietary Information developed or acquired by the other party prior to or subsequent to the inception date of this Agreement is owned by the other party and shall continue to be owned by the other party in the event of the termination of this Agreement, regardless of the reason for the termination.

SECTION 4 - OTHER DUTIES AND RESPONSIBILITIES

4.0 It is the responsibility of the Manager and the Company to comply with all laws and regulations applicable to the Business, including but not limited to:

     a.   Obtaining and maintaining appropriate licenses;

     b. Maintaining accurate records of all transactions affecting the Business;

     c. Complying with any and all cancellation, nonrenewal and countersignature requirements imposed by law; and

     d. Complying with the requirements of any other applicable insurance laws.

          The Manager and the Company shall comply with the specific requirements applicable to each, and shall assist each other whenever possible in complying with this Section 4.0.

4.1 The Company shall pay all premium related taxes, with the exception of surplus lines taxes which shall be the responsibility of the Manager or another licensed surplus lines broker or agent producing Business to the Manager, unless otherwise agreed upon in writing by the Company and the Manager.

4.2 The Manager shall observe all regulatory restrictions upon the licensing and soliciting of insurance in each jurisdiction.


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4.3  The Manager shall become a licensed agent of the Company and the Company shall assist the Manager in obtaining licenses when required by applicable law. The Manager shall secure a proper countersignature for each Contract when required by law.

4.4 Except as otherwise provided herein, the Manager shall be responsible for its own expenses which shall include, but not be limited to, all employee compensation, all business license fees, overhead expenses, in-house claim services expenses, commissions to Subproducers and compensation to associates or entities sponsoring or endorsing any Business. The Company's approval is necessary prior to the Manager obtaining any sponsorship or endorsement of the Business from any third party.

4.5 The Manager will maintain a competent and sufficient staff to perform the underwriting functions. The Manager also will maintain a competent and sufficient staff or will retain competent and sufficient third parties, including without limitation monitoring counsel, to perform investigation and adjustment of claims, Contract issuance, billing and generation of reports for the Business and any other non-underwriting activity as the Manager determines is necessary and appropriate. Any such sub-contracted for services will not be performed by any person or entity that is an affiliate or an associate of Manager or an officer, director or employee of Manager without the specific written approval of Company.

SECTION 5 - FUNDS HELD BY THE MANAGER ON BEHALF OF THE COMPANY

5.0 All funds collected or received by the Manager for or on behalf of the Company shall be held in a fiduciary capacity by the Manager in an account in a financial institution which is a member of the Federal Reserve System. This account shall be used for all payments on behalf of the Company. Provided the Manager has, in accordance with the terms of this Agreement, accounted for and paid to the Company all premiums and other monies legally due and owing to the Company, any investment income produced from the fiduciary funds held on behalf of the Company by the Manager shall vest and become the property of the Manager, and the Company waives any right of ownership to such investment income.

SECTION 6 - EXPENSE REIMBURSEMENT AND INCENTIVE COMPENSATION PAYMENTS

6.0 The Manager shall be entitled to an expense reimbursement payment and an incentive compensation payment in respect of Business written pursuant to this Agreement in the amounts specified in Appendix IV, Payments. The Manager shall report transactions to the Company in the manner specified in Appendix III, Accounting and Records, and shall deduct from its remittance of premiums to the Company an amount in respect of the expense reimbursement payment provided for in Article IV.

SECTION 7 - ACCOUNTING

7.0 The Manager shall account for and forward all money due to the Company with respect to the Business transacted on behalf of the Company in accordance with Appendix III, Accounting and Records.


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SECTION 8 - RECORDS AND AUDITING

8.0 The Manager will maintain separate records of business written by the Manager for the Company. The Company has the right, upon reasonable written notice and during normal business hours of the Manager, to copy, inspect and audit all the records, files and documents related to the Business as the Company, at its sole discretion, deems necessary. The Manager agrees to cooperate with the Company in conducting such inspections and audits. The insurance commissioner of the State of Wisconsin (the "Commissioner") shall have access to all books, bank accounts and records of the Manager in a form usable by the Commissioner. The Manager shall retain records according to sections Ins 6.61 and 6.80 of the Wisconsin Administrative Code Rules of the Commissioner of Insurance.

8.1 The Manager will submit to the Company on a daily basis notification of policies bound during the previous business day and such other information as is agreed between the parties.

8.2 The Manager will assist the Company in responding to any regulatory requirements, audits or other inquiries. The Manager will assist Company in any way necessary in order for Company to meet its obligations under sec. Ins 42.05, Wis. Adm. Code, including but not limited to, providing Company with any requested data, documentation or files related to the business written by the Manager for the Company.

8.3 Use, ownership and control of expirations shall remain with the Manager following the termination of this Agreement.

SECTION 9 - INDEMNIFICATION

9.0 The Company agrees to indemnify and hold the Manager harmless from and against all claims, actions, causes of action, liability or loss which arise from any negligent or willful acts, errors or omissions by the Company, or its directors, officers or employees, in the performance or breach of duties under this Agreement. Loss will include, but not be limited to, all damages, costs, expenses, reasonable attorneys' fees and other legal fees, penalties, fines, direct or consequential damages, assessments, verdicts (including punitive damages to the extent permissible by law) and any other expense or expenditure incurred by the Manager.

9.1 The Manager agrees to indemnify and hold the Company harmless from and against all claims, actions, causes of action, liability or loss which arise from any negligent or willful acts, errors or omissions by the Manager, or its directors, officers or employees, in the performance or breach of duties under this Agreement. Loss will include, but not be limited to, all damages, costs, expenses, reasonable attorneys' fees and other legal fees, penalties, fines, direct or consequential damages, assessments, verdicts (including punitive damages to the extent permissible by law) and any other expense or expenditure incurred by the Company.


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SECTION 10 - TERMINATION

10.1 a. This Agreement shall commence as of June 1, 2003, and continue, except as otherwise provided herein, through May 31, 2007 (the "Expiration Date"), and shall thereafter continue in effect as provided in Section 10.0(b), unless terminated by either party in accordance with Section
          10.1 of this Agreement.

     b.   Subject to the provisions of Section 10.1 herein below, at each twelve
          (12) month anniversary following the Expiration Date of this Agreement, this Agreement shall be deemed automatically extended for an additional twelve (12) month period and the Expiration Date specified in Section 10.0(a) shall be deemed to be so amended, without further notice.

10.1 Notwithstanding Section 10.0:

     a. Either party may terminate this Agreement for any reason whatsoever effective upon the Expiration Date by providing not less than sixty
          (60) days' prior written notice to the other party evidencing said party's intent to terminate this Agreement at such Expiration Date.

     b. This Agreement may be terminated at any time upon the mutual written agreement of the Company and the Manager.

     c. This Agreement may be terminated by the Company at any time by written notice in the event the Manager files for bankruptcy, becomes insolvent or assigns all or part of its assets for the benefit of creditors.

     d. This Agreement may also be terminated by the Company or by the Manager at any time by written notice if the other party materially breaches the terms of this Agreement, which breach is not cured within 30 days after notice thereof has been delivered to the breaching party. The Company may suspend the Manager's underwriting and claim authority during the pendency of any dispute regarding the cause for termination.

     e. The Company may terminate this Agreement at any time by written notice upon (i) a consolidation or merger of the Manager resulting in Alleghany Corporation's failure to own, directly or indirectly, at least 51% of the outstanding equity interests in the Manager, (ii) a sale by Alleghany Corporation or its affiliates of equity interests in the Manager resulting in Alleghany Corporation's failure to own, directly or indirectly, at least 51% of the outstanding equity interests in the Manager, or (iii) a sale of all or substantially all of the assets of the Manager to a person other than Alleghany Corporation or any of its affiliates. The Manager may terminate this Agreement at any time by written notice upon (i) a consolidation or merger of the Company resulting in Alleghany Corporation's failure to own, directly or indirectly, at least 51% of the outstanding equity interests in the Company, (ii) a sale by Alleghany Corporation or its affiliates of equity interests in the Company resulting in Alleghany Corporation's failure to own, directly or indirectly, at least 51% of the outstanding equity interests in the


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          Company or (iii) a sale of all or substantially all of the assets of the Company and its subsidiaries to a person other than Alleghany Corporation or any of its affiliates.

10.2 The Manager's appointment and authority for the Business written under this Agreement is subject to the following:

     a. That the Company is able to obtain and maintain in force at all times reinsurance satisfactory to the Company for the Business. The Manager shall assist the Company to obtain reinsurance with respect to the Business, consistent with the Underwriting Guidelines; and

     b. If the Company's reinsurance is terminated or no longer in full force and effect for all or any part of the Business, the Company may, upon written notice to the Manager, reduce the Manager's authority for the Business or any part of the Business affected so that the Company's net retention levels, as described in the Underwriting Guidelines, are not exceeded.

10.3 In the event of termination of this Agreement, the Company, in its sole discretion, may continue in-force Contracts until their stated expiration dates, subject to the following provisions:

     a. Notwithstanding anything contained herein, the Company reserves all of its rights to cancel and/or non-renew Contracts for nonpayment of premium, and Contracts issued in violation of the Underwriting Guidelines then applicable; and

     b. The Manager shall continue to be the agent of the Company, but only with respect to the servicing of Contracts in-force on or before the date of termination of this Agreement and the administration of claims made on Contracts issued under this Agreement. The Company may suspend or terminate Manager's authority under this Section 10.3(b) in the event this Agreement is terminated because of breach by Manager of the material terms of this Agreement.

SECTION 11 - GENERAL PROVISIONS

11.0 Neither party will delegate or assign its rights, duties or obligations under this Agreement without the prior written consent of the other party.

11.1 This Agreement shall be governed exclusively by the internal laws of the State of Wisconsin without giving effect to the conflicts of laws provisions thereof.

11.2 Except upon the prior written consent of Company, Manager shall not represent any other insurer not affiliated with Alleghany Corporation with respect to the insurance business specified in Appendix I.

11.3 If any portion of this Agreement is in contravention of any statute, governmental regulation or directive, such portion shall be interpreted to conform to such statute,


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     governmental regulation or directive without further action by the Manager or by the Company.

11.4 In the event that any provision of this Agreement is struck down as invalid or unenforceable, the remainder of the Agreement shall remain binding and in effect.

11.5 The failure of either party to enforce any provision of this Agreement shall not constitute a waiver by either party of any such provision.

11.6 If any dispute or disagreement shall arise in connection with any interpretation of this Agreement, its performance or nonperformance, or the figures or calculations used, the parties shall make every effort to meet informally and settle their dispute in good faith.

11.7 The Company and the Manager each represent that they are authorized to enter into this Agreement, in compliance with applicable law.

11.8 The provisions of this Agreement together with the Appendices and any Addendum or Addenda attached hereto, constitute the entire Agreement. This Agreement may not be altered or modified, except in writing, signed by both parties.

11.9 The parties acknowledge that the following Appendices are attached hereto and incorporated herein by reference as of the inception date of this
     Agreement:

Appendix I     Insurance Business
Appendix II    Underwriting Guidelines
Appendix III   Accounting and Records
Appendix IV    Payments
Appendix V     Claims

11.10 This Agreement maybe executed in counterparts, each of which when construed together shall constitute the whole.

SECTION 12 - NOTICES

12.1 All written notices under this Agreement shall be mailed by certified or registered mail, return receipt requested, or sent by facsimile, as follows:

a. To the Company:   CAPITOL INDEMNITY CORPORATION
                     4610 University Avenue
                     Madison, Wisconsin 53705
                     Attention: David F. Pauly
                     Facsimile: (608) 231-2053

b. To the Manager:   DARWIN PROFESSIONAL UNDERWRITERS INC.
                     76 Batterson Park Road
                     Farmington, Connecticut
                     Attention: Mark I. Rosen
                     Facsimile: (860) 507-1006


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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective duly authorized officers.

CAPITOL INDEMNITY CORPORATION           DARWIN PROFESSIONAL UNDERWRITERS INC.

Dated as of June 1, 2003                Dated as of June 1, 2003


By: /s/ Thomas Manion                   By: /s/ John L. Sennott, Jr.
    ---------------------------------       ------------------------------------
Its: VP, CFO, & Treasurer               Its: SVP, CFO
     --------------------------------        -----------------------------------


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